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                                                                     EXHIBIT 4.5

                              ANALOG DEVICES, INC.
                                 TRUST AGREEMENT
                                       FOR
                           DEFERRED COMPENSATION PLAN


                                 Amendment No. 1
                                 ---------------

                                December 3, 1996


     WHEREAS, Analog Devices, Inc. ("Analog") and Boatmens' Trust Company ("Trustee") entered into a Trust Agreement dated December 11, 1995 (the "Trust Agreement") for the purpose, among others, to provide Analog with a source of funds to assist it in the meeting of its liabilities under the Analog Devices, Inc. Deferred Compensation Plan; and

     WHEREAS, Analog and the Trustee wish to amend the Trust Agreement pursuant to the power reserved by them to do so in Section 12(a) of the Trust Agreement.

     NOW, THEREFORE, the Trust Agreement is hereby amended by replacing the first sentence of Section 5(a) with the following sentence, effective as of December ____, 1996:

          "The Trustee may invest in Common Stock issued by the Company."

     EXECUTED as of the 3rd day of December, 1996.

     ANALOG DEVICES, INC.               BOATMENS' TRUST COMPANY


     By:                                By:
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     Title:                             Title:
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